Exhibit 99.1

Movano Health Provides Business Update and Reports Third Quarter 2023 Financial Results

Conference call begins at 8:30 a.m. Pacific time today

Pleasanton, Calif. – November 15, 2023 – Today, Movano Health (Nasdaq: MOVE), a purpose-driven healthcare solutions company at the intersection of medtech and consumer devices and makers of the Evie Ring, reported financial results for the three months ending September 30, 2023 and provided a business update.

Key highlights from the third quarter and recent weeks include:

●	The Company will begin selling its first product, the Evie Ring, on November 20, ahead of Black Friday. Customers will be able to place an order for the Evie Ring exclusively through https://eviering.com/ for $269 and no additional subscription fees or monthly costs. Customers can elect to receive a complimentary sizing kit to find the right fit. The Company expects to begin shipping rings to customers before the end of the year. In order to drive sales of the Evie Ring, Movano Health has been executing a comprehensive marketing campaign. The Company launched a new commercial website for the Evie Ring on November 6, which offers a detailed and interactive look at the female first features and benefits of the Evie solution. Since then, the site has seen more than 200,000 visits. Movano Health’s marketing campaign is focused on converting its engaged lead list of over 120,000 consumers and driving new conversion traffic to the site throughout the Q4 2023 holiday shopping period and beyond by leveraging press reviews, influencer content and new creative.

●	In a recent 44-person blood pressure clinical study, Movano Health’s proprietary 4 x 6.7 mm System-on-a-Chip (SoC) and prototype solution demonstrated a level of accuracy within the standards recognized by the FDA for blood pressure monitoring devices. Since implementing the Company’s proprietary SoC into clinical studies, which Movano Health spent over five years developing and miniaturizing, the Company has seen a material improvement in the accuracy of its blood pressure measurements. Movano Health is planning additional multi-week clinical trials both in house and with third party investigators to determine whether periodic calibration is required and refine its AI models on an individual patient basis. Subsequently, Movano Health intends to conduct a pivotal trial for its 510(k) submission to the FDA to commercialize a cuffless blood pressure wearable device.

●	Following the submission of its 510(k) application to the FDA for the Evie Ring’s pulse oximeter in July 2023, Movano Health has since received a letter from the FDA requesting additional information, which was in line with the Company’s expectations. The Company has been in communication with the agency and plans to submit its formal reply letter to the FDA in Q1 2024. If clearance is received, it has the potential to unlock a significant enterprise opportunity with partners across healthcare.

●	Movano Health has priced a $3.6 million underwritten public offering of 4,235,304 shares of its common stock. The public offering price, before the underwriters’ discount and commissions, for each share of common stock is $0.85. All of the securities in the underwritten public offering are being sold by the Company. The Company has granted the underwriter a 30-day option to purchase up to an additional 15% of shares of common stock sold in the offering at the public offering price, less the underwriting discount. The offering is expected to close on November 17, 2023.

“We believe we’ve set the stage for the successful introduction of Evie into the market on November 20 and are excited to embark on this new phase of our journey as we shift from pre-revenue to a revenue-generating company,” said John Mastrototaro, CEO of Movano Health.  “The timing for such a product couldn’t be better with increased interest in medical grade technologies for home use and a strong focus on women’s health and empowerment.  With its thoughtful design, accurate data and meaningful insights, we believe the Evie Ring holds immense potential for our company, our stakeholders and the health and wellness of our future customers.”

“In addition to focusing on the launch of the Evie Ring, we are also building a high-value healthcare solutions roadmap to commercialize cuffless blood pressure and noninvasive glucose monitoring solutions that leverage our SoC,” said Michael Leabman, founder and CTO of Movano Health. “During a Q3 2023 blood pressure clinical study, our proprietary SoC and prototype solution demonstrated a level of accuracy within the standards recognized by the FDA for blood pressure monitoring devices. This was a significant breakthrough for us, and while there’s more work to do before we can file for FDA clearance, we’ve taken a major step forward on the path to commercialization of a cuffless blood pressure monitoring device.”

Third Quarter 2023 Financial Results and Recent Capital Markets Activity

●	Movano Health reported a net loss of $9.0 million and a loss of $(0.18) per basic and diluted share, in the third quarter of 2023, compared with a net loss of $8.6 million and a loss of $(0.26) per basic and diluted share, in the third quarter of 2022.

●	The Company reported an operating loss of $9.1 million in the third quarter of 2023 compared to an operating loss of $8.7 million in the third quarter of 2022.

●	Movano Health is a development stage company and, as such, the Company did not generate revenue in either the second quarter of 2023 or the second quarter of 2022.

●	The Company had $7.7 million in cash and cash equivalents as of September 30, 2023, compared to $10.8 million in cash and cash equivalents as of December 2022. Pro forma for the expected net proceeds of the equity offering announced on November 15, the Company had $10.8 million in cash and cash equivalents as of September 30, 2023.

●	The total number of shares outstanding was 50,805,951 as of September 30, 2023.

Conference Call and Webcast

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 8:30 a.m. PST (11:30 a.m. EST).

Attendees can access the live webcast here or on the investors section of Movano Health’s website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic) or +1- 201-389-0921 (international). Attendees can also use the Call Me link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano Health’s website approximately one hour after the completion of the event and for two years thereafter.

About Movano Health

Founded in 2018, Movano Inc. (Nasdaq: MOVE) dba Movano Health is developing a suite of purpose-driven healthcare solutions to bring medical-grade, high-quality data to the forefront of consumer health devices. Featuring modern form factors, Movano Health’s devices capture a comprehensive picture of a person’s vital health information and uniquely translate the data into personalized and intelligent insights that empower consumers to live healthier and more balanced lives. Movano Health’s end-to-end solutions will soon enable consumers and their healthcare professionals to utilize daily medical-grade data as a tool to proactively monitor and manage health outcomes. For more information on Movano Health, visit https://movanohealth.com/.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding the anticipated closing of the public offering, plans with respect to commercial launch of the Evie Ring, anticipated FDA clearance for the Evie Ring and other products in development, expected future operating results; product development and features, product releases, clinical trial, and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:

J. Cogan, CFA

ir@movano.com

Movano Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$7,669	$10,759
Payroll tax credit, current portion	250	379
Vendor deposits	601	103
Prepaid expenses and other current assets	657	405
Total current assets	9,177	11,646
Property and equipment, net	363	443
Payroll tax credit, noncurrent portion	667	667
Other assets	386	487
Total assets	$10,593	$13,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,955	$557
Other current liabilities	3,578	4,421
Total current liabilities	5,533	4,978
Noncurrent liabilities:
Early exercised stock option liability	47	136
Other noncurrent liabilities	69	214
Total noncurrent liabilities	116	350
Total liabilities	5,649	5,328

Stockholders’ equity:
Common stock	5	3
Additional paid-in capital	123,361	103,009
Accumulated deficit	(118,422)	(95,097)
Total stockholders’ equity	4,944	7,915
Total liabilities and stockholders’ equity	$10,593	$13,243

Movano Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
OPERATING EXPENSES:
Research and development	$5,636	$5,146	$13,701	$13,849
Sales, general and administrative	3,443	3,511	9,965	8,592
Total operating expenses	9,079	8,657	23,666	22,441

Loss from operations	(9,079)	(8,657)	(23,666)	(22,441)

Other income (expense), net:
Interest and other income, net	117	55	341	39
Other income (expense), net	117	55	341	39

Net loss	$(8,962)	$(8,602)	$(23,325)	$(22,402)

Net loss	$(8,962)	$(8,602)	$(23,325)	$(22,402)
Other comprehensive income (loss):
Change in unrealized loss on available-for-sale securities	—	7	—	(3)
Total comprehensive loss	$(8,962)	$(8,595)	$(23,325)	$(22,405)

Net loss per share, basic and diluted	$(0.18)	$(0.26)	$(0.53)	$(0.68)

Weighted average shares used in computing net loss per share, basic and diluted	50,711,449	32,949,649	43,818,011	32,829,940

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